AMENDMENT NO. 1 TO THE

AUXILIO, INC.

2011 STOCK INCENTIVE PLAN

WHEREAS, the Board of Directors (the “Board”) of Auxilio, Inc., a corporation organized under the laws of Nevada (the “Company”), originally adopted the Auxilio, Inc. 2011 Stock Incentive Plan (as amended from time to time, the “Plan”); and

WHEREAS, the Board may, at any time, amend the Plan provided that such amendment does not adversely affect the rights of the Participants (as defined in the Plan) with respect to any outstanding Award Agreement (as defined in the Plan) previously granted under the Plan; and

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to amend the Plan to (i) increase by one million (1,000,000) the number of shares of the Company’s common stock subject to the Plan and (ii) place a limit on the number of Awards (as defined in the Plan) which may be granted to an individual Participant in any calendar year to 200,000, and to recommend such amendment to the stockholders of the Company for their approval;

WHEREAS, on March 21, 2017 and April 25, 2017, respectively, the Board approved the following amendments to the Plan and recommended such amendments to the stockholders of the Company.

NOW, THEREFORE, it is proposed and recommended that the Plan be amended as follows:

1.Section 4.1 of the Plan shall be amended by to read as follows:

4.1 Shares Subject to the Plan.  As of the date of approval of the amendment by the stockholders of the Company of the number of shares set forth in this Section 4.1, there shall be 2,990,000 total shares of Common Stock that may be issued pursuant to Awards granted under the Plan.  For purposes of this Section 4.1, in the event that (a) all or any portion of any Award granted or offered under the Plan can no longer under any circumstances be exercised or (b) any shares of Common Stock are reacquired by the Company which were initially the subject of an Award Agreement, the shares of Common Stock allocable to the unexercised portion of such Award, or the shares so reacquired, shall again be available for grant or issuance under the Plan.

2.A new Section 3.4 shall be added as follows:

2.4. Limitation.  No Participant shall be eligible to be granted Awards covering more than Two hundred Thousand (200,000) shares of Common Stock during any calendar year.

3.Except as expressly set forth in this Amendment, all other terms and conditions set forth in the Plan shall remain in full force and effect. Capitalized terms used and not defined herein shall have the meanings set forth in the Plan.

This Amendment was adopted by the Board of Directors of the Company as of March 21, 2017 (as to the increase in shares available under the Plan) and April 25, 2017 (as to the limitation on Awards which may be granted in a calendar year).

This Amendment was adopted by the stockholders of the Company as of: June 8, 2017.

/s/ Paul T. Anthony
Name:	Paul T. Anthony